                                                                     EXHIBIT 4.9

                                                  TRANSLATED FOR REFERENCE ONLY.

                         EXCLUSIVE CALL OPTION AGREEMENT

This "Exclusive Call Option Agreement" (hereinafter referred to as "this Agreement") was signed by the following parties on June 8, 2007 in Beijing:

Party A: Aero-Biotech Science & Technology Co., Ltd.
Domicile: No. A333 Sixth Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing

Party B: Li Juan, the ID card number : 420983197609010023;

Party C: Qian Zhao Hua, the ID card number : 130224670510033;

Party D: Xue Zhi Xin, the ID card number: 140102621023081;

Party E: Zhang Ming She, the ID card number: 140104710212037;

(Parties B, C, D, E above individually or collectively referred to as "the Shareholder(s)")

Party F: Primalights III Agricultural Development Co. Ltd. (hereinafter referred to as "P3A")
Domicile: Middle Area of Highway 73, Zhuang Er Shang Village, Huang
Ling Rural Area, Xiao Dian District , Taiyuan City

WHEREAS:

1. Party A is a wholly foreign owned enterprise registered and established in China in accordance with the laws of the People's Republic of China
(hereinafter referred to as "China". In this Agreement, it does not include the Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan Region);

2. P3A is a limited liability company duly registered and established and validly existing in Taiyuan City, Shanxi Province of China;

3. Parties B, C, D, and E are Chinese citizens, who hold 40%, 30%, 25% and 5%, respectively, of equity interest in P3A;

4. The Shareholders intend to grant an exclusive purchase option to Party A so that Party A may request the Shareholders to sell their equity interest to it upon certain conditions are satisfied.

NOW, THEREFORE, the parties to this Agreement, through unanimous agreement, hereby agree as follows:

                     CHAPTER 1: PURCHASE AND SALE OF EQUITY

1.1  Granting of Rights

     The Shareholder hereby irrevocably grants to Party A an option to purchase or causes any person or persons designated by Party A (hereinafter the "Designee") to purchase from the Shareholders at any time, to the extent permitted by the laws of China and according to the steps determined by Party A at its own discretion, all or part of the equity interests in P3A (hereinafter the "Call Option"), at the price specified in Article 1.3 of this Agreement. Except for Party A and/or the Designee, the Shareholder shall not sell, offer to sell, transfer, donate equity, pledge any equity interest of P3A to any other third party. P3A hereby agrees the Shareholders to grant Party A and/or the Designee the Call Option. The "person" sets forth in this clause and this Agreement includes an individual, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2  Exercise Steps

     Subject to PRC laws and regulations, Party A and/or the Designee may exercise Call Option by issuing a written notice (hereinafter referred to as "Equity Purchase Notice") to the Shareholders and specifying the amount of equity interest to be purchased (the "Purchased Equity") from the Shareholder(s) and the manner of purchase.

1.3  Purchase Price

1.3.1 When Party A exercises the Call Option, unless the applicable Chinese laws and regulations require an appraisal of the equity interest or have other restriction on the equity price, Party A shall pay RMB100,000 to the Shareholders of P3A as the purchase price ("Purchase Price") for all the equity interest.

1.3.2 If the applicable PRC laws and regulations require appraisal of the equity interests or have other restrictions on the purchase price of the equity interests at the time Party A exercises the Call Option, the Parties agree that the Purchase Price shall be the lowest price allowed by the applicable laws.

1.3.3 If Party A chooses to purchase part of the equity interests, the purchase price should be adjusted according to the ratio of the Purchased Equity to the whole equity interests of P3A.

1.4  Transfer of the Purchased Equity

At each exercise of Call Option:

1.4.1 Shareholders shall cause P3A to hold the shareholders' meeting in a timely manner. The meeting should pass a resolution to approve the transfer of equity interest from Shareholders to Party A and/or the Designee, and cause other shareholders to waive pre-emptive right on the Purchased Equity in writing;

1.4.2 Shareholders and Party A and/or the Designee (as applicable) should enter into an equity transfer contract each time the share is transferred in accordance with the stipulations of this Agreement and the Equity Purchase Notice related to the Purchased Equity;

1.4.3 The related parties should sign all other requisite contracts, agreements or documents, obtain all requisite government approvals and consents, and take all necessary actions, without any security interests, grant the valid ownership of the Purchased Equity to Party A and/or the Designee and cause Party A and/or the Designee to be the registered owner of the Purchased Equity. In this clause and in this Agreement, "security interests" includes guarantees, mortgages, pledges, the third-party rights or interests, any share option, right of acquisition, right of first refusal, right of offset, ownership detainment or other security arrangements. But it does not include the security interest arising from the Equity Pledge Agreement signed on June 8, 2007 by Party A, Shareholders and P3A (hereinafter "Equity Pledge Agreement").

1.5  Payment

     The Purchase Price and the payment method shall be negotiated and decided by Party A and/or the Designee and the Shareholders according to the prevailing laws at the time the Call Option is exercised.

                    CHAPTER 2: UNDERTAKING RELATING TO EQUITY

2.1  Undertaking relating to P3A

The Shareholders and P3A hereby jointly undertake as follows:

2.1.1 Without the prior written consent of Party A, the articles of association of P3A should not be added, revised or modified in any forms; or the paid-in capital should not be increased or decreased; or the capital structure should not be changed in any way;

2.1.2 P3A should keep good financial and commercial standards and practices to maintain the existence of the company, operate its business and handle affairs prudently and effectively, try its best to keep all necessary permits, licenses and certificate valid and ensure that such permits, licenses and forth will not be canceled, and do its best to maintain the existing company structure, senior management staff, and relationship with the customers so that after the delivery of shares, there will not be material adverse effect on the goodwill and business of P3A;

2.1.3 Without the prior written consent of Party A, P3A should not sell, transfer, pledge or by other means dispose any assets, business and revenue of the company, or allow the settlement of any other security interests on it at any time after this Agreement is signed;

2.1.4 Without the prior written consent of Party A, P3A will not inherit, guarantee or permit the existence of any debt, except: (i) debts arising from normal or ordinary course of business operation except for loans; and
     (ii) debts that have been disclosed to and obtained written consent from Party A;

2.1.5 P3A will keep all existing business under normal operation to maintain the asset value of the company. Action or omission that will affect its business operation and asset value is not allowed;

2.1.6 Without the prior written consent of Party A, P3A shall not enter into any material contract, other than the agreements in the normal course of business (for the purposes of this paragraph, if a contract value is more than RMB 1 million, such contract will be deemed material);

2.1.7 Without the prior written consent of Party A, P3A should not provide any loans or credit to anyone;

2.1.8 At the request of Party A, P3A should provide related operational and financial information;

2.1.9 P3A should purchase and maintain the insurance from a insurance company which is recognized by Party A. The amount and type of insurance should be the same as those of the insurance normally procured by other companies in the same region, engaged in similar business or possessing similar property or assets;

2.1.10 Without the prior written consent of Party A, P3A shall not merge or consolidate with anyone, or shall not acquire or invest in anyone;

2.1.11 P3A should inform Party A immediately any pending or threatened lawsuits, arbitration or administrative proceedings relating to the assets, business and revenue of P3A;

2.1.12 In order to maintain its ownership over all the assets, P3A should sign all necessary or appropriate documents, take all necessary or appropriate actions, bring forward all necessary or appropriate claims, or make all necessary and appropriate defenses against all claims;

2.1.13 Without the prior written consent of Party A, P3A shall not distribute dividends to its shareholders in any form. However, at the request of Party A, all or part of the distributable profits shall be immediately distributed to its Shareholders.

2.1.14 During the valid term of this Agreement, all business shall comply with all applicable Chinese laws and regulations, administrative rules and regulations, and shall not impose any material adverse impact on the business or asset structure due to the violation of any above rules;

2.1.15 If Party A choose to exercise the Call Option according to the condition of this Agreement, P3A shall procure its best effort to obtain all necessary governmental approvals and other consent (if applicable) as soon as possible to complete the transfer of the equity ownership;

2.1.16 At the request of Party A, appoint the person nominated by Party A as the director of P3A.

2.2  Undertakings relating to Shareholders

Shareholders hereby undertake:

2.2.1 Without the prior written consent of Party A, Shareholders shall not sell, transfer, pledge or by other means dispose of any legitimate or beneficial interest of equity interest, or allow any other security interests to be created on at any time after this Agreement is signed, with the exception of the pledge under "Equity Pledge Agreement";

2.2.2 Without the prior written consent of Party A, Shareholders shall not cause any shareholder resolutions at the shareholders' meeting to approve the sale, transfer, pledge or otherwise dispose of any shares or benefit from the legitimate rights or beneficial interests, or to allow the establishment of any other security interest, but this is not applicable when the subject is Party A or its designee;

2.2.3 Without the prior written consent of Party A, Shareholders shall not vote to agree or support or sign any shareholder resolutions at the shareholders' meeting to approve P3A to merge or consolidate with anyone, or acquire or invest in anyone;

2.2.4 Notify Party A immediately of any litigation, arbitration or administrative proceedings pending or threatening against its equity;

2.2.5 To cause the shareholders' meeting to vote and approve the transfer of the Purchased Equity under this Agreement;

2.2.6 In order to maintain its ownership over the equity interest, Shareholders shall sign all necessary or appropriate documents, take all necessary or appropriate actions, bring forward all necessary or appropriate claims, or make all necessary and appropriate defenses against all claims;

2.2.7 At the request of Party A, appoint the person nominated by Party A as the director of P3A;

2.2.8 At request of Party A from time to time, Shareholders should transfer their shares to Party A and/or the Designee unconditionally and immediately, and waive the pre-emptive right toward other transferred equity;

2.2.9 Shareholders shall strictly comply with the provisions of this Agreement and other contracts which are jointly or individually signed by the Shareholders, P3A and Party A, effectively perform the obligations under these agreements, and do not do any act/omission that will affect the validity and enforceability of these agreements.

                    CHAPTER 3: REPRESENTATION AND WARRANTIES

Shareholders and P3A hereby represent and warrant the followings to Party A on the day this Agreement is signed and on each transferring day:

3.1 They have the rights to sign and deliver this Agreement and any equity share-transferring contracts ("Transfer Agreement") according to this Agreement, of which we are one party. And we have the right to perform the obligations under this Agreement and any Transfer Agreement. Once this Agreement and any Transfer Agreement, of which we are one party, are signed, this Agreement will become legal, valid and binding obligations and it can be enforceable in accordance with its terms.

3.2 Either the execution and delivery of this Agreement or any Transfer Agreement or carrying out of the obligations under this Agreement or any Transfer Agreement will not: (i) violate any relevant Chinese laws and regulations; (ii) conflict with the articles of association or other organizational documents; (iii) violate or default under any contract or instrument to which it is a party or that binds upon it; (iv) violate any approval or permit granted to it a and/or condition remaining in force; or
     (v) cause any permit or approval granted to it to be suspended, cancelled or attached with additional conditions;

3.3 P3A holds good and salable ownership over all assets. P3A has not set any security interest on the said assets;

3.4 P3A has no outstanding debts except (i) debts arising from its normal course of business; and (ii) debts that have been disclosed to and approved by Party A in writing;

3.5 P3A shall comply with all Chinese Laws and regulations applicable to the acquisition of assets;

3.6 There is no existing, pending or threatening litigation, arbitration or administrative proceedings relating to equity and assets of P3A; and

3.7 Shareholders hold good and salable ownership over all its equity and complete and valid disposition right (except for restriction under Chinese laws and regulations) over the equity interest. Apart from the security interest defined in Equity Pledge Agreement, no other security interest on such equity has been created, and it is free from any third party claims.

                        CHAPTER 4: TRANSFER OF AGREEMENT

4.1 Shareholders and P3A shall not transfer their rights and obligations under this Agreement to any third party unless prior written consent is obtained from Party A.

4.2 Shareholders and P3A hereby agree that Party A is entitled to transfer all its rights and obligations under this Agreement to a third party if it considers it is necessary.

     If such transfer happens, Party A only needs to notify Shareholders and P3A in writing and do not need to seek consent of Shareholders and P3A.

                       CHAPTER 5: EFFECTIVE DATE AND TERM

5.1  This Agreement shall become effective on the date first above written.

5.2 This Agreement shall be terminated automatically only when Party A exercises its purchase right over all equities of P3A according to the provisions of this Agreement, unless it is early terminated in accordance with the provisions of this Agreement or other related agreements signed by the parties.

5.3 If the operation term of Party A or P3A expire or Party A or P3A terminates due to other reasons during the period defined in Article 5.2 above, this Agreement will be terminated accordingly, except that Party A has transferred its rights and obligations according to Article 4.2.

      CHAPTER 6: APPLICABLE LAW, DISPUTE RESOLUTION AND DEFAULT LIABILITIES

6.1  Applicable Law

     The formation, validity, interpretation, performance of this Agreement and dispute resolution under this Agreement shall be governed by Chinese laws.

6.2  Dispute Resolution

     If dispute over the interpretation and performance of the provisions under this Agreement arises, all parties shall resolve the dispute in good faith through amicable negotiations. If the dispute cannot be resolved within thirty (30) days after the request to solve the dispute is raised, any party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to the then effective arbitration rules. The arbitration venue shall be in Beijing and the applicable language shall be in Chinese. The arbitral award shall be final and binding upon all parties.

6.3  Default Liabilities

     If any party of this Agreement violates the provisions of this Agreement, fails to fully perform this Agreement, or provides any false, significant omission and misstatement on any undertakings and statement and guarantee, refuses to perform the undertakings, statement and guarantee, these will constitute a default. The Defaulting Party shall bear all legal responsibility correspondingly.

                          CHAPTER 7: TAXES AND EXPENSES

Each party shall bear any and all transfer and registration taxes and expenses occurring to or levied on it with respect to the preparation and execution of this Agreement and each Transfer Agreement and its consummation of the transaction contemplated hereunder and each Transfer Agreement in accordance with Chinese laws.

                               CHAPTER 8: NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English or Chinese and delivered by hand delivery or sent by mail or by facsimile transmission to the address of each relevant party set forth below or to other specified address of each relevant party notified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as follows: (a) a notice delivered by hand is deemed duly received upon the date of delivery; (b) a notice sent by mail is deemed duly received on the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as indicated on the postmark), or the fourth (4th) day after the delivery date to an internationally recognized courier service; and (c) a notice sent by facsimile transmission is deemed duly received upon the receiving time as indicated on the transmission confirmation of relevant documents.

Party A: Aero-Biotech Science & Technology Co., Ltd.
Address: No. A333 Sixth Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing
Fax: 010-62109899
Tel: 010-62109288

Party B: Li Juan
Address: Unit 1 & 8, 17th Floor, Duty-free Business Building, No.6 Fu Hua 1st Road, Futian District, Shenzhen City
Fax: 0755-82766965
Tel: 0755-82766980

Party C: Qian Zhaohua
Address: Room 716, Huan Tai Building, South Street, Zhong Guan Cun, Haidian District, Beijing
Fax: 010-62109298
Tel: 010-62109299

Party D: Xue Zhixin
Address: 25th Floor, Jin Gang Hotel, No.91 Bing Zhou North Road, Taiyuan City, Shanxi Province
Fax: 0351-4727112
Tel: 0351-4727118

Party E: Zhang Mingshe
Address: 25th Floor, Jin Gang Hotel, No.91 Bing Zhou North Road, Taiyuan City, Shanxi Province
Fax: 0351-4727111
Tel: 0351-4727111

Party F: Primalights III Agricultural Development Co, Ltd.
Address: Middle Area of Highway 73, Zhuang Er Shang Village, Huang Ling Rural Area, Xiao Dian District Taiyuan City
Fax: 0351-7123671
Tel: 0351-7870123

                           CHAPTER 9: CONFIDENTIALITY

The parties acknowledge and confirm that any oral and written materials exchanged pursuant to this Agreement are confidential information. The parties shall keep confidential all such information and shall not disclose any such information to any third party without prior written consent from the other parties except under the following circumstances: (a) the public knows or will know such information (provided that it is not disclosed without permission by any party who received the information); (b) applicable laws or related stock exchange rules or regulations that require the disclosure of the information; or
(c) if any party need to consult the transaction with its legal or financial consultant, the consultant shall also comply with the responsibility on confidentiality similar to those as stated here. Disclosure of information from either the staff or the consulting firm engaged by it shall be deemed as a breach by such party and such party shall bear all defaulting liabilities under this Agreement. This provision shall survive even if this Agreement becomes invalid, cancel, terminate or unenforceable for any reason.

                         CHAPTER 10: FURTHER WARRANTIES

The parties agree to promptly execute all necessary and favorable documents for the purpose of performing this Agreement, and take further necessary and favorable actions for the purpose of performing this Agreement.

                            CHAPTER 11: MISCELLANEOUS

11.1 Amendment, Modification and Supplement

     The parties may amend and supplement this Agreement by a written instrument. Amendment and supplement will become an integral part of this Agreement after proper execution by the parties and have same legal effect as this Agreement.

11.2 Integrity of this Agreement

     The parties hereby confirm that once this Agreement becomes effective, it shall constitute the entire agreement and understanding on all contents of this Agreement. And this Agreement supersedes all prior oral and/or written agreements and understanding reached by the parties with respect to the subject matter hereof.

11.3 Severability

     If any provision or provisions of this Agreement is held invalid, illegal or unenforceable in any respect by applicable laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any respect. The parties shall, through amicable negotiations, replace those invalid, illegal or unenforceable provision or provisions with valid provision or provisions for the purpose of obtaining similar economic effect to those from the invalid, illegal or unenforceable provisions.

11.4 Headings

     The headings of this Agreement are to facilitate the reading of this Agreement and shall not be used for interpreting, illustrating or influencing in any other way the meaning of the provisions of this Agreement.

11.5 Language and Counterparts

     This Agreement is written in Chinese. There are nine original copies and each copy shall have same legal effect. Each party shall hold one copy and the remaining three copies shall be provided to relevant government departments.

11.6 Successor

     This Agreement shall bind on and inure to the benefit of each party's successor or the permitted transferee of the parties.

11.7 Survival

     Any accrued or outstanding obligations arising from this Agreement before the expiration or early termination of this Agreement shall survive such expiration or early termination of this Agreement. The provisions in Chapter 6, Chapter 8, Chapter 9 and Article 11.7 shall survive after the termination of this Agreement.

11.8 Waiver

     Any party may waiver the terms and conditions of this Agreement by a written instrument signed by the parties. No waiver by a party of the breach by the other parties in a specific case shall operate as a waiver by such party of any similar breach by the other parties in other cases.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

[No text below.]

[No text on this page.]

Party A: Aero-Biotech Science & Technology Co., Ltd.


Legal representative / authorized representative: /s/  Qian Zhaohua
                                                  ------------------------------
Common Seal: [Seal: Aero-Biotech Science & Technology Co., Ltd.]


Party B: Li Juan


Signature  /s/ Li Juan
           -------------------------------


Party C: Qian Zhaohua


Signature: /s/ Qian Zhaohua
           -------------------------------


Party D: Xue Zhixin


Signature: /s/ Xue Zhixin
           -------------------------------


Party E: Zhang Mingshe


Signature: /s/ Zhang Mingshe
           -------------------------------

Party F: Primalights III Agricultural Development Co. Ltd.
Legal representative / authorized representative:


/s/ Zhang Mingshe
-------------------------------
Common Seal: [Seal: Primalights III Agricultural Development Co. Ltd.]